CARILLON SERIES TRUST

CLASS R3

DISTRIBUTION AND SERVICE PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Carillon Series Trust Class R3 Distribution Plan shall be as follows:

Carillon Series Trust – Carillon ClariVest Capital Appreciation Fund	0.50%
Carillon Series Trust – Carillon Eagle Growth & Income Fund	0.50%
Carillon Series Trust – Carillon ClariVest International Stock Fund	0.50%
Carillon Series Trust – Carillon Eagle Mid Cap Growth Fund	0.50%
Carillon Series Trust – Carillon Eagle Small Cap Growth Fund	0.50%
Carillon Series Trust – Carillon Reams Core Bond Fund	0.50%
Carillon Series Trust – Carillon Reams Core Plus Bond Fund	0.50%
Carillon Series Trust – Carillon Scout Mid Cap Fund	0.50%
Carillon Series Trust – Carillon Scout Small Cap Fund	0.50%
Carillon Series Trust – Carillon Reams Unconstrained Bond Fund	0.50%

Dated: July 15, 2022